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                                  EXHIBIT 4.3
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                           METHODE ELECTRONICS, INC.
                         ELECTRONIC CONTROLS DIVISION
                   CASH AND CLASS A COMMON STOCK BONUS PLAN
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          The purpose of the Methode Electronics, Inc. Electronic Controls
Division Cash and Class A Common Stock Bonus Plan (the "Plan") is to provide short-term and long-term performance incentives to the Manager of the Electronic Controls Division of Methode Electronics, Inc. (the "Company") by providing a means by which he or she may participate in the profits of the division. The Plan rewards the Manager with quarterly bonuses which will consist of a combination of cash, as a timely incentive for current profits, and shares of Methode Class A Common Stock, as a long-term incentive.

          The cash bonus will be determined on a quarterly basis and will be computed based upon the profits of the Division before bonus expense, as follows:

                           3.00% of first $10,000
                           2.25% of second $10,000
                           1.50% of next $2,000,000
                           0.75% of next $2,000,000
                           0.50% of balance

          The stock award portion of the quarterly bonus will be based upon 1% of the Division's profits for the quarter and will be issued in the form of Methode Class A Common Stock in an amount determined by the mean between the bid and asked prices as of the close of business on the first business day following the end of the quarter in which earned.

          All bonus payments of cash and stock awards to the Manager will be under the terms of the Plan, which has been approved by the Board of Directors.

          If for any reason the Division incurs a loss for a quarter, the bonuses will not resume until profits in an amount equal to the full amount of the loss are realized by the Division in subsequent periods.

          Any bonus amounts payable pursuant to the Plan may be subject to withholding and other deductions imposed by law.

          In addition, for the first three quarters of each fiscal year, the Company will withhold 20% of any bonus due until the Division profits have been reviewed as part of the annual audit of the Company, and the hold back, as it may have been adjusted pursuant to such audit, will be included in the fourth quarter bonus check and stock award.

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          The Plan is effective beginning with the second quarter of fiscal
1995, with the cash and bonus amounts for such quarter to be prorated for the portion of the quarter commencing with the Manager's start date with the Division.

          The Plan is terminable at any time, with or without cause, by the Board of Directors of the Company. The terms of this Plan are not to be construed as a contract of employment with respect to the Manager.

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                                ADDENDUM TO THE
                           METHODE ELECTRONICS, INC.
                         ELECTRONIC CONTROLS DIVISION
                   CASH AND CLASS A COMMON STOCK BONUS PLAN
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          The Participant will also receive a matching stock bonus payable in subsequent years, if certain prescribed conditions are met. Under the existing Plan, the Participant based upon the profits of the Division receives a quarterly cash bonus as well as a stock bonus payment payable in Methode Class A Common Shares. The quarterly stock bonus payments vest immediately and as such can be sold at once or retained for further appreciation in value and for dividend income.

          This Addendum provides that in June of each year the number of shares issued under the Plan relating to the fiscal year just ended will be determined. At that time two certificates, each equal to 50% of the yearly award will be issued to the Participant and will carry restrictive legends. The legends will provide that one certificate vests in one year from the end of the fiscal year for which it was granted and the other certificate vests in two years from the end of the fiscal year for which it was granted. Under the terms of this Addendum, in order for the certificates to vest the Participant must still be employed as the Manager of the Division.

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